Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2005 RESULTS

Net Income of $5.0 Million

Diluted Earnings Per Share of $0.32

Alpharetta, GA, April 28, 2005.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2005	2004
	First Quarter	First Quarter

Net Sales	$160.6	$159.9
Operating Profit	9.6	12.2
Net Income	5.0	6.5
Earnings Per Share – Diluted	$0.32	$0.42
Average Shares – Diluted	15.5	15.5

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that first quarter 2005 net income was $5.0 million compared with net income of $6.5 million in the first quarter of 2004, a decline of 23 percent.  Diluted earnings per share were $0.32 compared with diluted earnings per share of $0.42 in the prior-year quarter, a 24 percent decrease.

First Quarter 2005 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the first quarter of 2005 were less than previously anticipated and below the prior-year level.  The financial results reflected a decline in sales volumes, primarily related to the timing of reconstituted tobacco leaf sales; higher purchased energy, wood pulp, purchased materials and labor expenses; unfavorable currency exchange rate impacts and a higher effective income tax rate.  These unfavorable factors were partially offset by improved mill operations and lower nonmanufacturing expenses.”

Consolidated net sales were $160.6 million for the quarter compared with $159.9 million in the same period a year ago.  The positive net sales impacts of currency exchange rates and changes

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in average selling prices were largely offset by the effects of lower sales volumes.  Changes in currency exchange rates, primarily related to the stronger euro compared with the U.S. dollar, contributed $5.2 million to net sales. Higher average selling prices had a favorable impact on the net sales comparison of $1.2 million, due to the mix of products sold more than offsetting lower individual product selling prices.  A decline in sales volumes had an unfavorable impact on net sales of $5.7 million.

Total sales volumes decreased by 6 percent for the quarter compared with the first quarter of 2004.  Sales volumes for the French segment declined by 12 percent, primarily due to lower sales of reconstituted tobacco leaf (RTL) products, reflecting differences in the timing of customer orders.  Sales volumes for the Brazilian business improved by 7 percent, attributable to increased sales of tobacco-related and commercial and industrial papers. Sales volumes in the United States increased by 4 percent.

Operating profit was $9.6 million for the quarter, a decline of $2.6 million, or 21 percent, from the $12.2 million operating profit for the first quarter of 2004.

Higher purchased energy and wood pulp costs had an unfavorable $2.9 million impact during the quarter.  Purchased energy costs increased by $1.8 million compared with the first quarter of 2004, with higher energy costs experienced in all business units, primarily related to higher electricity, fuel oil and natural gas costs.  The average per ton list price of northern bleached softwood kraft pulp in the United States was $670 per metric ton in the first quarter of 2005 compared with $600 per metric ton in the first quarter of 2004.  The increase in per ton wood pulp costs increased the Company’s operating expenses by $1.1 million compared with the prior-year quarter.

Operating profit for the French segment totaled $10.8 million in the quarter, $3.1 million less than in the first quarter of 2004, substantially all of which shortfall was in the reconstituted tobacco leaf business.  The decrease in profitability in France reflected a decline in sales volumes, lower product selling prices, less favorable sales mix, increased wood pulp, purchased energy, labor and purchased materials expenses and unfavorable currency impacts.  These factors were partially offset by improved mill operations, lower nonmanufacturing costs, including the absence of $0.9 million in expenses incurred in the first quarter of 2004 to close an administrative and sales office in Paris, and start-up expenses of $0.4 million incurred during the prior-year quarter associated with a new RTL production line.

Operating profit in Brazil declined by $0.9 million from the first quarter of 2004, to $0.3 million.  The benefits of increased sales volumes and lower nonmanufacturing expenses were more than offset by unfavorable currency impacts and higher cost of sales, including increased purchased energy and labor expenses and start-up costs of $0.3 million related to operation of a new cigarette paper machine.

The U.S. business unit had a $0.4 million operating loss during the quarter, a $0.7 million improvement over the first quarter of 2004.  The benefits of improved mill operations and a better mix of products sold more than offset increased purchased energy, wood pulp, labor and employee benefit expenses.  Additionally, start-up costs totaling $0.3 million were incurred related to the operation of a rebuilt cigarette paper machine at the Spotswood, New Jersey mill and a rebuilt tipping paper machine at the Lee, Massachusetts mill.  These rebuilt paper machines are now both operating at end-of-curve production rates.

Nonmanufacturing expenses were $2.4 million less than in the prior-year quarter, primarily due to lower general and selling expenses.  The decline in nonmanufacturing expenses reflected lower compensation costs, the absence of expenses related to the Paris office closure in 2004 and lower sales commissions in France associated with the decline in sales volumes.

The effective income tax rate was 29 percent for the quarter compared with 26 percent in the first quarter of 2004.   The prior-year quarter benefited from utilization of foreign tax credits in the United States.  The Company’s effective income tax rate is expected to be approximately 28 to 29 percent for full-year 2005.

Net income for 2005 was $5.0 million, a 23 percent decline compared with net income of $6.5 million in the first quarter of 2004.  Diluted earnings per share decreased by 24 percent to $0.32 compared with earnings per share of $0.42 for the prior-year quarter.

Cash Flow Items

Capital spending was $3.5 million during the first quarter of 2005 compared with $8.0 million during the prior-year quarter.  Capital spending for a new RTL production line in France totaled $2.0 million during the first quarter of 2004 and $1.8 million was spent in Brazil and the United States during the same quarter related to the Company’s new cigarette paper manufacturing strategy.  During the first quarter of 2005, $0.4 million was spent in Brazil to complete installation of the new cigarette paper machine.  The Company’s capital spending is expected to total approximately $30 million in both 2005 and 2006.

During November 2004, Schweitzer-Mauduit announced that an agreement had been finalized whereby one of its subsidiaries will acquire the tobacco-related paper manufacturing assets of a company in the Philippines for a purchase price of $11.3 million, subject to working capital adjustments.  The transaction is subject to the receipt of various governmental permits and authorizations and is expected to close during the second quarter of 2005.  This acquisition is not expected to have a material impact on the Company’s financial results in 2005.

During the first quarter of 2005, the Company made cash pension contributions totaling $3.0 million, with pension contributions for the full year anticipated to be approximately $15 million.

During the first quarter, Schweitzer-Mauduit repurchased 29,270 shares of its common stock at a cost of $1.0 million.  The Company’s Board of Directors authorized the repurchase of shares of the Company’s common stock during the period January 1, 2005 through December 31, 2006 in an amount not to exceed $20.0 million.  Corporate 10b5-1 plans are used by the Company so that share repurchases can be made at predetermined stock price levels, without restricting such repurchases to specified windows of time.  Future common stock repurchases will be dependent upon various factors, including stock price, strategic opportunities and cash availability.

Business Comments and Outlook

Mr. Deitrich added, “Schweitzer-Mauduit’s margins and profitability declined during the quarter due to lower RTL sales volumes, the inability to fully offset inflationary cost increases through either improved mill operations or higher selling prices, unfavorable currency impacts and a higher effective income tax rate.  For full-year 2005, RTL sales volumes are not expected to be a concern, with full year RTL sales volumes anticipated to be above the 2004 level.  The other negative factors, however, are expected to continue to unfavorably impact our financial results for the balance of the year.

“We will continue to face various cost pressures.  Wood pulp and purchased energy costs are expected to be above the prior-year level.  Higher purchased energy costs alone are expected to have an unfavorable impact on the full year of approximately $6 million or $0.25 per share.  Higher labor rates and employee benefits costs are also expected to continue.  The weakened U.S. dollar continues to put pressure on our financial results in both Brazil and France, where costs are primarily tied to the local currencies while selling prices are often tied to the U.S. dollar.  For the full year, the unfavorable currency impacts in Brazil are expected to offset the benefits of the new cigarette paper production capacity.  The Company’s effective income tax rate is expected to be approximately 28 to 29 percent, higher than the 22 percent effective income tax rate in 2004.  The prior-year effective income tax rate benefited from utilization of foreign tax credits in the United States and other non-recurring tax items in France.  The higher effective income tax rate is expected to have a negative impact of approximately $0.25 per share compared with the prior year.

“In addition to these negative factors experienced during the first quarter, further weakness is expected in Schweitzer-Mauduit’s sales of tobacco-related papers in western Europe.  This anticipated weakness in both sales volumes and selling prices is the result of reduced cigarette consumption in several western European countries, in part due to increased taxes, and new cigarette paper manufacturing capacity that was added by European competitors in 2003 and 2004.  As a result of this market weakness, paper machine operating schedules in France for the balance of the year are expected to be less than during the first quarter of 2005 and the prior year.

“Start-up costs related to upgraded paper machines in both the United States and Brazil are largely behind us.  The rebuilt paper machines in the United States are now running at end of curve production rates.  Start-up costs in Brazil are expected to total approximately $0.2 million during the second quarter.  With the upgraded production equipment in place, improved mill operations are expected during the balance of the year, especially in the United States.  Sales of cigarette papers for lower ignition propensity cigarettes are also expected to contribute positively to reported operating results during the balance of 2005.  Sales of these higher margin cigarette papers are expected to increase in mid-2005 in support of the requirement for lower cigarette ignition propensity properties for all cigarettes manufactured or imported into Canada on or after October 1, 2005.

“As a result of the higher than previously anticipated cost increases, anticipated weakness in the western European tobacco-related papers market and greater than expected unfavorable currency exchange rate impacts, Schweitzer-Mauduit is lowering its earnings guidance for 2005.  The Company is now expecting diluted earnings per share for 2005 to be in the range of $2.05 to $2.15.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review first quarter 2005 results with investors and analysts at 3:30 p.m. eastern time on Thursday, April 28, 2005.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute “forward-looking statements,” generally identified by phrases such as the Company “expects”, “anticipates”, “it appears” or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  The forward-looking statements are based on information currently available to the Company and are based upon management’s expectations and beliefs concerning future events and factors impacting the Company, including selling prices, reconstituted tobacco leaf sales volumes, cigarette paper sales volumes, cigarette paper machine operating schedules, mill operations, start-up expenses, wood pulp, labor rate, employee benefits, purchased energy and nonmanufacturing expenses, effective income tax rates, currency exchange rates and capital spending.  There can be no assurances that such factors or future events will occur as anticipated or that the Company’s results will be as estimated.  Many factors outside the control of the Company could also impact the realization of such estimates.  Such factors are discussed in more detail in the Company’s latest filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2005	2004	Change

Net Sales	$160.6	$159.9	+0.4%
Cost of products sold	136.5	130.8	+4.4
Gross Profit	24.1	29.1	-17.2

Selling expense	6.2	7.3	-15.1
Research expense	2.5	2.4	+4.2
General expense	5.8	7.2	-19.4
Total nonmanufacturing expenses	14.5	16.9	-14.2

Operating Profit	9.6	12.2	-21.3
Interest expense	1.3	1.0	+30.0
Other income, net	0.6	—	N.M.
Income Before Income Taxes and Minority Interest	8.9	11.2	-20.5
Provision for income taxes	2.6	2.9	-10.3
Income Before Minority Interest	6.3	8.3	-24.1
Minority interest in earnings of subsidiaries	1.3	1.8	-27.8
Net Income	$5.0	$6.5	-23.1%

Net Income Per Share:
Basic	$0.33	$0.44	-25.0%

Diluted	$0.32	$0.42	-23.8%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,010,100	14,823,300

Diluted, including Common Share Equivalents	15,503,600	15,484,400

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	March 31,	December 31,
Unaudited	2005	2004

ASSETS
Cash and cash equivalents	$2.0	$4.5
Accounts receivable	95.1	97.7
Inventories	134.7	119.6
Other current assets	11.4	9.9
Net property, plant and equipment	435.4	453.2
Deferred charges and other assets	32.1	32.2
Total Assets	$710.7	$717.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$67.0	$50.9
Other current liabilities	141.3	155.5
Long-term debt	62.0	63.0
Pension and other postretirement benefits	44.5	47.8
Deferred income tax liabilities	39.4	39.3
Deferred revenue	34.2	35.9
Other noncurrent liabilities	16.8	18.7
Minority interest	14.1	13.4
Stockholders’ equity	291.4	292.6
Total Liabilities and Stockholders’ Equity	$710.7	$717.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS)

Unaudited	2005	2004

Net income	$5.0	$6.5
Depreciation and amortization	9.8	8.8
Amortization of deferred revenue	(2.1)	(1.3)
Deferred income tax provision	(0.5)	0.8
Minority interest in earnings of subsidiaries	1.3	1.8
Other items	(0.7)	(3.8)
Net changes in operating working capital	(27.0)	(27.3)
Cash Used for Operations	(14.2)	(14.5)

Capital spending	(3.5)	(8.0)
Capitalized software costs	—	(0.9)
Acquisitions, net of cash acquired	—	(8.4)
Other investing	(3.4)	(0.4)
Cash Used for Investing	(6.9)	(17.7)

Cash dividends paid to SWM stockholders	(2.3)	(2.2)
Purchases of treasury stock	(1.0)	—
Changes in debt	17.6	29.7
Other financing	4.3	3.8
Cash Provided by Financing	18.6	31.3

Decrease in Cash and Cash Equivalents	$(2.5)	$(0.9)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France and Indonesia because the results of the Indonesian operation are not material for segment reporting purposes and since sales of the Indonesian business are primarily of product sold under a trademark of one of the Company’s French businesses and are coordinated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended March 31,
	2005	2004	% Change

France	$102.1	$104.8	-2.6%
United States	51.9	46.0	+12.8
Brazil	13.5	11.9	+13.4

Subtotal	167.5	162.7

Intersegment sales by:
France	(5.5)	(2.4)
United States	(0.3)	(0.1)
Brazil	(1.1)	(0.3)

Consolidated	$160.6	$159.9	+0.4%

Operating Profit

	For the three months ended March 31,
	2005	2004	% Change

France	$10.8	$13.9	-22.3%
United States	(0.4)	(1.1)	N.M.
Brazil	0.3	1.2	-75.0
Unallocated expenses	(1.1)	(1.8)

Consolidated	$9.6	$12.2	-21.3%

N.M. - Not Meaningful

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